Exhibit 99.1
                           GULFMARK OFFSHORE, INC.


                                PRESS RELEASE

                             FOR IMMEDIATE RELEASE


                            GulfMark Offshore, Inc.
                Announces 4th Quarter 2001 Earnings Release Date
                         and Conference Call Information

     HOUSTON, TX, February 21, 2002 - GulfMark Offshore, Inc. (NASDAQ:GMRK) today announced plans to report earnings for the fourth quarter and year ended December 31, 2001, on Wednesday, February 27, 2002. The Company will conduct a conference call at 1:00 p.m. Eastern time on Wednesday, February 27, 2002 to discuss the results with analysts, investors and other interested parties. Individuals who wish to participate in the conference call should dial (800) 553-0351 in the United States or (612) 332-1025 from outside the country. It is recommended that participants dial in five to ten minutes prior to the scheduled start time of the call.

     The conference call may also be accessed via the Internet at www.bestcalls.com.

     A telephonic replay of the conference call will be available after 4:30 p.m. Eastern time on February 27, 2002 through March 1, 2002 and can be accessed by dialing (800) 475-6701 (international calls should use (320) 365-3844) and entering access code 628912. A replay will be available for approximately 30 days through the Internet and can be accessed by visiting the above-referenced Internet address.

     GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of fifty-two (52) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, Brazil and West Africa.




Contact:   Edward A. Guthrie, Executive Vice President & CFO
           (713) 963-9522






                                       1